Exhibit 10.76
BUSINESS OBJECTS S.A.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                     (the “Employee”) and Business Objects S.A. (the “Company”), effective as of                     (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”).
Change of Control Template — U.S. — August 2006

If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.
     3. Severance Benefits.
          (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within twelve (12) months following a Change of Control (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee, signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the Employee shall receive the following severance benefits from the Company:
               (i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 150% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 150% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.
               (ii) Options; Restricted Stock, Other Equity Compensation. All of the Employee’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and become exercisable. The Options shall remain exercisable following the termination for the period prescribed in the respective option agreements. Additionally, all of the shares of the Company’s Common Stock then held by the Employee subject to a Company repurchase or forfeiture right (the “Restricted Stock”) shall immediately vest and the Company’s right of repurchase or receipt upon forfeiture with respect to such shares of Restricted Stock shall immediately lapse. All other Company equity compensation held by the Employee shall also immediately vest and the Company’s right to repurchase or receive upon forfeiture shall also immediately lapse.
               (iii) Continued Employee Benefits. Company-paid health, dental, vision, and life insurance coverage at the same level of coverage as was provided to the Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”) will continue as set out in this subparagraph. If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) eighteen (18) months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision and life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.
Change of Control Template — U.S. — August 2006

          (b) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the date of the termination of Employee’s employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
          (c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates within twelve (12) months following a Change of Control (i) voluntarily by the Employee other than for Good Reason or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (e) Exclusive Remedy. In the event of a termination of Employee’s employment within twelve (12) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, and the Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment within twelve (12) months following a Change in Control other than those benefits expressly set forth in this Section 3.
     4. Non-Competition/Non-Solicitation.
          (a) Non-Competition. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the eighteen (18) months following the termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive or retain the severance payments set forth in Section 3 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee, for a period of eighteen (18) months after termination of the Employee’s employment with the Company (or any parent or subsidiary of the Company), not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with the Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such corporation’s capital stock outstanding. For
Change of Control Template — U.S. — August 2006

the purposes of this Section 4, “Competition” means the development, designing, manufacturing, marketing, distributing or servicing of business intelligence software products.
          (b) Non-Solicitation. Employee acknowledges that the nature of the Company’s business is such that if Employee were to solicit, induce, recruit or encourage an employee to leave his or her employment with the Company (or any parent or subsidiary of the Company), or were to attempt to or cause any prospective or current client or customer to purchase products from a third party rather than the Company, this would have a significant adverse impact upon the Company. Thus, to avoid any such solicitation of employees, clients or customers, until the date eighteen (18) months after the termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), for any reason, Employee agrees and acknowledges that Employee’s right to receive or retain the severance payments set forth in Section 3 (to the extent Employee is otherwise entitled to such payments) shall be conditional upon Employee not:
               (i) directly or indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment with the Company (or any parent or subsidiary of the Company), either for the Employee or for any other entity or person with which or whom the Employee has a business relationship; and
               (ii) on his or her own behalf or on behalf of any other person, firm, or company, solicit, call upon, or otherwise initiate communication with any client, customer, prospective client, or prospective customer of the Company for the purpose of causing or attempting to cause any such person to purchase products sold or services rendered by the Company from any person or entity other than the Company.
          (c) Understanding of Covenants. Employee represents that he or she (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
          (d) Remedy for Breach.
               (i) Upon any breach of this Section 4 by the Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and, notwithstanding the terms of the Employee’s stock option agreement(s), any stock options then held by Employee shall immediately terminate and be of no further force and effect, and Employee shall be obligated to return any payments already made under Section 3 hereof, including but not limited to, any gains from the sale of accelerated equity awards thereunder and any group health insurance premiums paid by the Company.
               (ii) The Employee agrees that a breach by the Employee of any of the covenants contained in Section 4 would result in damages to the Company and that the Company could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction, in California, for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this agreement.
Change of Control Template — U.S. — August 2006

     5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be
(i)	delivered in full, or

(ii)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or plea of nolo contendere to, a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part which, if curable, continues for a period of not less than thirty (30) days following delivery to Employee of the written demand of performance.
          (b) Change of Control. “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
Change of Control Template — U.S. — August 2006

               (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
          (c) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a substantial reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” provided, further, that Employee’s acceptance of a new position on or after a Change of Control shall not in and of itself constitute express written consent that such position does not constitute a substantial reduction in Employee’s duties, title, authority or responsibilities; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee’s then present location. Notwithstanding the foregoing, Good Reason shall not exist based on conduct described above unless Employee provides the Company with written notice specifying the particulars of the conduct constituting Good Reason, and the conduct described (if reasonably susceptible of cure) has not been cured within thirty (30) days following receipt by the Company of such notice.
     7. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) and/or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence
Change of Control Template — U.S. — August 2006

of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company (or any parent or subsidiary of the Company), for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     9. Miscellaneous Provisions.
          (a) Code Section 409A. The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.
          (b) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by
Change of Control Template — U.S. — August 2006

the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (e) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to the [ ] Agreement dated [ ] between [ ] and [ ].
          (f) Termination of [ ] Agreement. The [ ] Agreement is hereby terminated as of the Effective Date, and shall have no further force or effect.
          (g) Choice of Law. The validity, interpretation, construction and performance of all aspects of this Agreement relating to whether a Change of Control has occurred shall be governed by and construed in accordance with the applicable laws of the Republic of France, and all other aspects of this Agreement shall otherwise be subject to California law, without regard to conflicts of laws. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
          (h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (i) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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Change of Control Template — U.S. — August 2006

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	BUSINESS OBJECTS S.A.

By:

John G. Schwarz
	Title:	Chief Executive Officer

EMPLOYEE	By:

Title:
Change of Control Template — U.S. — August 2006